Exhibit 99.1
Contact:
Francis J. Wiatr
Chairman, President and CEO
(860) 355-7602

July 21, 2004	For Immediate Release

NewMil Bancorp Reports 14% Increase in Earnings Per Share for Second Quarter 2004
Announces $0.17 Quarterly Dividend

New Milford, CT—(July 21, 2004) The Board of Directors of NewMil Bancorp, Inc. (NASDAQ/NM:NMIL) today announced results of its second quarter ended June 30, 2004.

Diluted earnings per share increased 14% to $0.48 for the second quarter ended June 30, 2004 from $0.42 for the second quarter ended June 30, 2003. For the six-month period, ending June 30, 2004, diluted earnings per share increased 13% to $0.94 from $0.83 for the six-months ending June 30, 2003.

Net income increased to $2.1 million for the second quarter of 2004, compared with $1.8 million for the second quarter of 2003. A number of factors contributed to the strong results, the most important of which was a $0.4 million, or 8%, increase in net interest income. This was attributed to a $41 million increase in average earning assets, and a 4 basis point increase in the net interest margin to 3.85%. Non-interest expense increased $0.2 million, or 4%, for the second quarter of 2004, primarily due to higher compensation, occupancy, marketing and professional services expenses. Credit quality remains strong, as evidenced by nonperforming assets at 21 basis points of total assets at June 30, 2004. The return on average shareholder’s equity was 15% for the second quarter.

Francis J. Wiatr, NewMil’s Chairman, President and CEO, noted, “This was a very strong quarter for us. Our results were positively affected by the strong net interest margin of our primary business and, as the interest rate environment trends upward, our balance sheet is well positioned for future quarters.

During the last quarter, there have been clear signs that the general economy is improving. While it is not possible to predict whether growth will be uninterrupted, our market strategy is not dependent upon this fact alone. We are improving market share based on a consistent approach to the market where customers and potential customers can appreciate the value of doing business with a bank that is big enough to meet the sophisticated needs of middle market customers but small enough to deliver the high touch service they have come to expect from us.

We are working hard and have been successful in winning new banking relationships – particularly those affected by the mega bank consolidation in our marketplace. At the same time, we are planning for growth through new service locations that we will announce soon. We are optimistic about future earnings prospects and our strong position in Connecticut’s Litchfield and Fairfield Counties.”

At June 30, 2004 NewMil had total assets of $731 million, up $27 million since December 31, 2003. For the six-month period, deposits increased $27 million to $585 million from $558 million at December 31, 2003. At June 30, 2004, book value and tangible book value per common share were $12.64 and $10.59, respectively, and tier 1 leverage and total risk-based capital ratios were 7.61% and 13.77%, respectively.

The Board of Directors also announced a quarterly dividend of $0.17 cents per common share, payable on August 16, 2004 to shareholders of record on July 30, 2004.

NewMil Bancorp is the parent company of NewMil Bank, which has served western Connecticut since 1858, and operates 19 full-service banking offices and one special needs branch.

Financial highlights are attached.

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Statements in this news release concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties, and other factors, including those identified from time to time in the Company’s other filings with the Securities and Exchange Commission, press releases and other communications.

NewMil Bancorp, Inc
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)

	Three month		Six month
	period ended		period ended
	June 30		June 30
STATEMENT OF INCOME	2004	2003	2004	2003

Interest and dividend income	$ 8,697	$8,756	$17,528	$17,495
Interest expense	2,301	2,807	4,622	5,585
Net interest income	6,396	5,949	12,906	11,910
Provision for loan losses	-	-	-	-
Non-interest income
Service fees on deposit accounts	746	659	1,430	1,206
Gains on sales of mortgage loans	68	42	108	114
Other non-interest income	198	209	391	415
Total non-interest income	1,012	910	1,929	1,735
Non-interest expense
Compensation	2,419	2,355	4,885	4,700
Occupancy and equipment	741	741	1,471	1,458
Postage and telecommunication	157	142	288	275
Professional services, collection & OREO	217	217	514	390
Printing and office supplies	113	87	214	185
Marketing	100	61	221	106
Service bureau EDP	98	93	192	200
Amortization of intangible assets	49	61	98	122
Other	492	453	968	906
Total non-interest expense	4,386	4,210	8,851	8,342
Income before income taxes	3,022	2,649	5,984	5,303
Provision for income taxes	960	828	1,899	1,655
Net income	$ 2,062	$1,821	$4,085	$3,648

Per common share
Diluted earnings	$ 0.48	$0.42	$0.94	$0.83
Basic earnings	0.49	0.45	0.97	0.88
Cash dividends	0.17	0.15	0.32	0.30

Statistical data
Net interest margin	3.85%	3.81%	3.93%	3.88%
Efficiency ratio	59.21	61.38	59.66	61.14
Return on average assets	1.16	1.07	1.16	1.09
Return on average common
shareholders’ equity	15.30	14.06	15.23	13.74
Weighted average equivalent
common shares outstanding, diluted	4,332	4,311	4,334	4,373

(continued)

NewMil Bancorp, Inc.
SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands except ratios and per share amounts)

	June 30,	June 30,	December 31,
FINANCIAL CONDITION	2004	2003	2003

Total assets	$730,756	$681,033	$704,042
Loans, net	474,941	420,248	449,651
Allowance for loan losses	5,165	5,245	5,198
Securities	192,713	180,382	199,101
Cash and cash equivalents	29,947	48,175	22,524
Intangible assets	8,601	8,822	8,700
Deposits	584,696	566,961	558,168
Federal Home Loan Bank advances	70,403	40,508	70,247
Repurchase agreements	8,932	7,609	9,317
Long term debt	9,776	9,716	9,746
Shareholders' equity	53,185	51,521	52,306
Non-performing assets	1,506	1,339	1,262
Deposits
Demand (non-interest bearing)	$65,830	$45,451	$49,813
NOW accounts	89,011	82,187	76,524
Money market	152,723	151,269	155,911
Savings and other	88,413	86,159	84,660
Certificates of deposit	188,719	201,895	191,260
Total deposits	584,696	566,961	558,168

Per common share
Book value	$12.64	$12.59	$12.78
Tangible book value	10.59	10.43	10.65

Statistical data
Non-performing assets to total assets	0.21%	0.20%	0.18%
Allowance for loan losses to total loans	1.08	1.23	1.14
Allowance for loan losses to non-performing loans	342.96	391.71	411.89
Common shareholders' equity to assets	7.28	7.57	7.43
Tangible common shareholders' equity to assets	6.10	6.27	6.19
Tier 1 leverage capital	7.61	7.13	7.39
Total risk-based capital	13.77	13.36	13.23
Common shares outstanding, net
(period end)	4,208	4,094	4,093

- End -